Exhibit 10.6

Chief Executive Officer

Heart Test Laboratories, Inc

9 Village Circle, Suite 527

Westlake

TX 76262

USA

23 December 2015

Dear Sirs

Heart Test Laboratories

The University Court of the University of Glasgow

ECG Licensing Arrangements

We refer to the licence agreement between THE UNIVERSITY COURT OF THE UNIVERSITY OF GLASGOW, a charity registered in Scotland under charity registration number SC004401 with its principal offices at University Avenue, Glasgow G12 8QQ (the University) and HEART TEST LABORATORIES a company incorporated under the laws of Texas, United States with registration number 800859060 and having its registered office at 9 Village Circle, Suite 527, Westlake, TX 76262, USA (the Company) (together the Parties) dated 22 May 2015 and 2 June 2015, under which the University granted to the Company: i) a licence to evaluate the Program; and ii) an option to be granted a licence to commercially exploit the Program if the evaluation is successful (the Agreement) .

WHEREAS:

(A)

The Evaluation Period was due to expire on 1 December 2015. Notwithstanding, the Company wishes to obtain a full licence for the Technology (including the Program) and the University has agreed to grant such licence on the terms set out herein.

(B)	The Company has developed an innovative ECG device which provides standard 12 -lead ECG trace and automatic interpretive analysis as well as additional proprietary informatics (the MyoVista Model).

(C)

The Company has developed a sales and marketing strategy for the MyoVista Model, which will make it difficult for the Company to fulfill its obligation to pay the per Product licence fees to the University set out in Clause 8.2 of the Agreement. Therefore, the Company has requested that the University reduces the rate of per Product licence fees payable.

(D)	The Parties have now agreed that certain amendments should be made to the Agreement.

THEREFORE IT IS AGREED:

1.

Notwithstanding that the Evaluation Period was due to expire on 1 December 2015, the University acknowledges and agrees that with effect from the date of execution of this letter on behalf of the Company, the Option shall be deemed to have been exercised by the Company, with retrospective effect, on 1 December 2015 and that such date shall be the Option Exercise Date. For clarity, the Agreement shall apply to the entirety of the Initial Licence Period notwithstanding any lapse in time between expiry of the Evaluation Period and signature of this letter by the Parties.

2.	Following execution of this letter, the Company shall promptly pay to the University $10,000 USD in Year 1 minimum licence fee in accordance with Clause 8 of the Agreement.

3.	With effect from and following the last date of signature of this letter by the Parties, the Agreement shall be amended as follows:

a.	The following definition shall be added to Clause 1.1:

“MyoVista Model” means the electrocardiogram product developed by the Company, which is expected to be submitted to the FDA for regulatory approval in or around February 2016, and all subsequent updates or upgrades thereto to the extent that the same contain the Program (irrespective of whether those subsequent updates or upgrades require further FDA approval);

b.	The definition of “Product” in Clause 1.1 shall be removed and replaced with the following:

“Product means any product, including each MyoVista Model, in which the Program is incorporated which is capable of displaying, analysing, interpreting and/or transmitting electrocardiograms whether the product was designed for that purpose or otherwise but excluding products which are intended to be used as a centralised facility at a single location for receiving and processing electrocardiogram data from one or more electrocardiogram signal collecting devices.”

c.	A new Clause 5.4 shall be added to the Agreement as follows:

“The Company will, and will ensure that each Sub-Licensee will, incorporate the Program into each MyoVista Model sold or otherwise supplied or disposed of by the Company and/ or its Sub-Licensees during the Initial Licence Period.”

d.	Clause 8.2 of the Agreement shall be deleted and replaced with the following:

“In consideration of the grant of the licence under Clause 5, the Company shall pay to the University, subject to Clauses 8.5 to 8.8 (inclusive), a licence fee for each Product sold or otherwise supplied or disposed of for consideration by the Company and its Sub-Licensees in each year (being the twelve (12) month period commencing on the Option Exercise Date and each anniversary thereof) as follows:

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Number of Products sold per year	Royalty payable per Product sold (USD $)
1 -2,000	50
2,001 - 5,000	40
> 5,001	35

Notwithstanding the foregoing, the Company’s obligation to pay to the University the licence fees set out in the foregoing table for each MyoVista Model (and not for other Products) sold or otherwise supplied or disposed of for consideration by the Company and its Sub-Licensees in each year shall not commence until the second anniversary of the Option Exercise Date and shall be payable on each anniversary thereof.

4.	Save as expressly provided in this letter, the provisions of the Agreement shall continue in full force and effect.

5.	Words and expressions defined in the Agreement shall, except where the context otherwise requires, bear the same meaning where used in this letter.

6.

This letter and any dispute or claim arising out of or in connection with it, the Agreement or their subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of Scotland and the Parties irrevocably agree that the courts of Scotland shall have exclusive jurisdiction.

Please confirm your acceptance of the terms contained in this letter by signing (where indicated below), and thereafter returning, the enclosed copy.

Yours sincerely

/s/ David Newall
David Newall

For and on behalf of The University Court of the University of Glasgow

We hereby confirm our acceptance of the terms contained in the above letter and agree to be legally bound by its terms.

/s/ Mark Hilz	12/23/15
Name: Mark Hilz, Chief Executive Officer	Date
For and on behalf of Heart Test Laboratories, Inc

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